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                    Commercial Property Management Agreement



                                 By and Between

                     BRANDYWINE INDUSTRIAL PARTNERSHIP, L.P.


                                    ("Owner")

                                       and

                     BRANDYWINE REALTY SERVICES CORPORATION


                                   ("Manager")

                                       for

                        PROPERTIES SCHEDULED ON EXHIBIT A


          (Individually a "Property" and collectively the "Properties")

                    COMMERCIAL PROPERTY MANAGEMENT AGREEMENT

                                TABLE OF CONTENTS

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
Article 1         ENGAGEMENT OF MANAGER...........................................................................4
         1.1      Engagement......................................................................................4
         1.2      Status of Manager; Limitation on Authority......................................................4
         1.3      Renting or Sale of Properties...................................................................5


Article 2         DUTIES OF MANAGER...............................................................................5
         2.1      Standard of Performance.........................................................................5
         2.2      Specific Duties of Manager......................................................................5
         2.3      Contracts......................................................................................13
         2.4      Affiliates.....................................................................................14
         2.5      Use of Properties..............................................................................14
         2.6      Operating Account..............................................................................14
         2.7      Indemnification................................................................................15


Article 3         ACCOUNTING, RECORDS, REPORTS...................................................................16
         3.1      Records........................................................................................16
         3.2      Reports and Supporting Documentation...........................................................17
         3.3      Budgets........................................................................................17
         3.4      Audit..........................................................................................19


Article 4         EXPENSES AND COMPENSATION......................................................................19
         4.1      Payment of Expenses............................................................................19
         4.2      Expenditure Authorization......................................................................20
         4.3      Compensation for Management Services...........................................................20
         4.4      Payment of Manager's Compensation..............................................................21


Article 5         TERM...........................................................................................22
         5.1      Term...........................................................................................22
         5.2      Sale of Properties.............................................................................22
         5.3      Termination For Cause..........................................................................22
         5.4      Effect of Termination..........................................................................24


Article 6         REPRESENTATIONS AND WARRANTIES OF MANAGER......................................................24
         6.1      Organization...................................................................................25
         6.2      Manner of Performance..........................................................................25
         6.3      Authorization..................................................................................25
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
         6.4      Validity.......................................................................................25
         6.5      Licenses.......................................................................................25
         6.6      Conflicts of Interest..........................................................................25
         6.7      Independent Contractor.........................................................................25
         6.8      Year 2000......................................................................................25
         6.9      Unrelated Business Taxable Income .............................................................27


Article 7 MISCELLANEOUS..........................................................................................27
         7.1      Owner's Rights.................................................................................27
         7.2      Owner's Representative.........................................................................28
         7.3      No Personal Liability..........................................................................28
         7.4      Nature of Relationship.........................................................................28
         7.5      No Third Party Beneficiaries...................................................................28
         7.6      Notices........................................................................................29
         7.7      Amendments.....................................................................................30
         7.8      Exhibits.......................................................................................30
         7.9      Laws...........................................................................................30
         7.10     No Implied Waivers.............................................................................30
         7.11     Severability...................................................................................30
         7.12     Governing Law..................................................................................30
         7.13     Confidentiality................................................................................30
         7.14     Benefit and Assignment.........................................................................30
         7.15     Headings.......................................................................................31
         7.16     Counterparts...................................................................................31
         7.17     Entire Agreement...............................................................................31
         7.18     Policy Respecting Business Ethics..............................................................31
         7.19     Prevailing Party...............................................................................31


Exhibit A         Schedule of Properties
Exhibit B         Guidelines for Short-Term Investment of Owner's Funds
Exhibit C         Required Reports and Supporting Documentation
Exhibit D         Table of Contents to Owner's Required Budget Format
Exhibit E         Schedule of Base Management Fee Percentages
Exhibit F         Ethics Policy Respecting Consultants
Exhibit G         Signature Block for Contracts
Exhibit H         Leasing Addendum

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                    COMMERCIAL PROPERTY MANAGEMENT AGREEMENT

         THIS COMMERCIAL PROPERTY MANAGEMENT AGREEMENT (the "Agreement") is made as of June 17, 1999, between BRANDYWINE INDUSTRIAL PARTNERSHIP, L.P., a Delaware limited partnership ("Owner"), and BRANDYWINE REALTY SERVICES CORP., a Pennsylvania corporation ("Manager").

                                    RECITALS

         A. Owner owns those certain parcels of land scheduled on Exhibit A to this Agreement, the improvements and fixtures thereon, and all appurtenances thereto (said land, improvements, fixtures and appurtenances and any personal property of Owner on said land or in such improvements being herein called individually a "Property" and collectively the "Properties").

         B. Manager has experience in managing, operating, promoting and leasing space in buildings similar to that comprising the Properties and its personnel possess the skills and experience necessary for the efficient management, operation, promotion, and leasing of space in the buildings comprising the Properties.

         C. Owner desires to engage Manager to manage the day-to-day operations of the Properties consistent with Owner's objective of maximizing the Properties' economic value. Manager desires to accept such engagement.

         D. Manager is an affiliate of Brandywine Operating Partnership, L.P. and Brandywine Realty Trust (collectively known as "Brandywine"). Brandywine or other affiliates of Brandywine have an ownership interest in Owner. The rights of Manager hereunder, and under that certain Commercial Leasing Agreement of even date herewith (the "Leasing Agreement") between Owner and Manager, are coupled with an interest and are intended to continue for the duration of Brandywine's interest in Owner.

         NOW, THEREFORE, in consideration of the foregoing and of the full and faithful performance by Manager of all the terms, conditions, and obligations imposed upon Manager hereunder, Owner and Manager agree as follows:

                                   Article 1

                              ENGAGEMENT OF MANAGER


         1.1 Engagement. Owner engages Manager to manage the Properties on the terms in this Agreement, and Manager accepts such engagement and agrees to perform such service on such terms.

         1.2 Status of Manager; Limitation on Authority. Manager shall act under this agreement as an independent contractor and not as Owner's agent or employee. Manager shall not have the right, power, or authority to enter into agreements or incur liability on behalf of Owner except as expressly set forth herein. Any action taken by Manager that is not expressly permitted by this Agreement, or is not otherwise consented to by Owner, shall not bind Owner.

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         1.3 Renting or Sale of Properties. Manager is not engaged by this
Agreement to act as a sales broker or agent for Owner, and Manager shall not be entitled to any fee or compensation under this Agreement for sales brokerage services. Unless otherwise specifically set forth herein, and except as set forth in the Leasing Agreement, Manager shall not be entitled to any additional fee or compensation under this Agreement for leasing services other than the Management Fee provided in Section 4.3. If Owner executes a listing agreement with a broker (other than the Manager) for sale of the Properties or any them, the Manager shall cooperate with such broker to the end that the respective activities of Manager and broker may be carried on without friction and without interference with tenants and occupants. Manager will permit the broker to exhibit the Property provided the broker has secured Manager's permission, and the applicable tenant's permission (if required), in advance. Manager agrees that failure on its part to extend cooperation to a broker desiring to show a Property is a default on its part under this Agreement and, if not cured within ten days after notice, is grounds for termination under Section 5.3 hereof. No such cooperation by Manager shall give rise to a claim by Manager for a commission for such sale, but any incremental expenses which Manager incurs in complying with the provisions of this Section 1.3 will be paid by Owner.

                                   Article 2

                                DUTIES OF MANAGER

         2.1 Standard of Performance. Manager shall devote its commercially reasonable best efforts consistent with first-class professional management as manager of the Properties , and shall perform its duties in a diligent, careful and professional manner to maximize all potential revenues to Owner and to minimize expenses and losses to Owner. The services of the Manager are to be of a scope and quality not less than those generally performed by first class, professional managers of properties similar in type and quality to the Properties and located in the same market area as the Properties . The Manager will make available to the Owner the full benefit of the judgment, experience, and advice of the members of the Manager's organization. Manager will at all times act in good faith, in a commercially reasonable manner and in a fiduciary capacity with respect to the proper protection of and accounting for Owner's assets.

         2.2 Specific Duties of Manager. Without limiting the obligations of Manager under other provisions of this Agreement, Manager will have the following specific duties:

         A. Orientation. Manager acknowledges receipt of certain books and records for the Properties , the personal property on the Properties belonging to the Owner, and the originals or copies of the Property Documents (as defined in Paragraph D of this Section 2.2). Within thirty (30) days after the earlier

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of: (i) the date of this Agreement; or (ii) if the Properties are to be constructed, shell completion or certificate of occupancy receipt, Manager will furnish Owner a complete list of all books, records and personal property regarding the Properties and any Property Documents then known to Manager. Manager acknowledges that it is familiar with the construction, operation, and maintenance of the Properties, including, without limitation, all relevant permits, approvals, and certificates relating to the development of the Properties, and the layout, construction, location, character, and operation of lighting, heating, plumbing, and ventilation systems and all other mechanical systems and equipment, to the extent necessary to perform its obligations hereunder.

         B. Collection of Moneys; Enforcement of Rights. Manager will collect all rent and other payments due from tenants in the Properties in accordance with the tenant's lease agreement and any other sums due Owner regarding the Properties. To the extent tenant leases affecting the Properties so require, Manager shall timely make or verify any calculations that are required to determine the amount of rent due from tenants, including without limitation calculating operating expense "pass throughs" and consumer price index adjustments and, where required, shall give timely notice thereof to tenants.

         Upon Owner's request, all rents and other income from the Properties shall be delivered to a lock box at the financial institution approved by Owner for the Operating Account (hereinafter defined). Manager shall notify and advise each tenant of the Properties under each lease with respect to a Property (whether such lease is presently effective or executed after the date hereof), to send directly to the lock box promptly when due all payments, whether in the form of checks, cash, drafts, money orders or any other type of payment whatsoever of rent or any other item payable to Owner.

         With the prior consent of Owner, which Owner shall use its reasonable efforts to give within ten (10) days after the request for approval, and at Owner's expense (including for attorney's fees), Manager will promptly and diligently enforce Owner's rights under any tenant leases affecting the Properties, including without limitation taking the following actions where appropriate: (i) terminating tenancies, (ii) signing and serving such notices as are deemed necessary by Manager, (iii) instituting and prosecuting actions, and evicting tenants, (iv) recovering rents and other sums due by legal proceedings, and (v) settling, compromising and releasing such actions or suits or re-instituting such tenancies. If authorized by Owner, Manager shall consult an owner-designated attorney for the purpose of enforcing Owner's rights or taking any such actions and Owner shall have the right to designate counsel for any matter and to control all litigation affecting or arising out of the operation of the Properties. Manager shall keep Owner informed of any dissatisfaction with the law firm or such services or the reasonableness of the cost thereof. Manager shall not write-off any income items without the prior written approval of Owner. Manager shall submit its recommendation for write-offs in writing to Owner, together with sufficient documentation to allow Owner to make a prudent business decision regarding such write-off.

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         C. Leasing. Leasing shall be governed by a separate agreement unless a leasing addendum is attached hereto. The Manager shall make every reasonable effort to cooperate with brokers, leasing agents, tenant representatives, tenants, and prospective tenants in order to obtain and retain desirable tenants for the Properties. If requested by Owner, Manager shall conduct negotiations with existing tenants at the Properties for lease renewals and expansions. Manager shall complete Owner's standard lease analysis form in connection with any such renewal or expansion, and shall deliver such analysis to Owner, together with Manager's recommendation regarding Owner's acceptance thereof. Agreements of tenants to be executed on other than standard renewal or extension forms shall require the prior approval of Owner. Manager shall not be entitled to any leasing commissions in connection with such renewals or expansions unless set forth on an attached leasing addendum.

         D. Property Documents. Unless notified otherwise by Owner, Manager will pay all sums out of the Property Operating Account from time to time due from the Owner of the Properties and otherwise comply with the obligations of such Owner under any mortgages, deed of trust, leases, easements, restrictions, service contracts and other agreements now or hereafter affecting each Property, copies of which have been supplied to Manager (the "Property Documents").

         E. Repairs and Maintenance. At Owner's cost, Manager shall make, or cause to be made, all repairs and shall perform, or cause to be performed, all maintenance on the buildings, appurtenances and grounds of the Properties as required by any tenant leases, service contracts, or by Owner, in a prudent and timely manner and in accordance with standards reasonably acceptable to Owner, and in furtherance of maintaining applicable warranties and guaranties in full force and effect. Manager shall arrange for periodic roofing inspections and inspections of the building systems by approved contractors who Manager contemplates may perform services for the Properties and in accordance with standard practice in the area of the Properties.

F. Services. Manager will make arrangements for all utilities, services, equipment and supplies necessary or desirable or requested by Owner for the management, operation, maintenance, and servicing of the Properties. All utilities shall be in the name of Owner, or in the name of Manager as agent for Owner, and when so required, Owner shall pay applicable deposits or bonds.

         G. Taxes. Manager will promptly send to Owner and to Owner's designated tax consultant upon receipt all notices regarding taxes or valuations and recommend from time to time the advisability of contesting either the validity or the amount of the taxes on a Property or the valuation of a Property. Upon receiving Owner's approval, and at Owner's cost, Manager in conjunction with Owner's designated tax consultant shall protest and attempt to reduce the property taxes or adjust the valuation for the Property through administrative

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appeal. Owner shall pay all such taxes unless Owner requests Manager to pay such taxes, in which case Manager shall pay such taxes from the Property Operating Account or from other funds made available to Manager by Owner for such purpose.

         H. Insurance, Reports and Claims. Owner, upon execution of this Agreement, shall notify Owner's designated insurance company of the insurable value of the Properties. Owner shall pay all insurance premiums unless Owner requests Manager to pay such insurance premiums, in which case payments of the insurance premiums shall be made by Manager from the Operating Account. Upon Manager's request, Owner shall provide a certificate of insurance showing Manager as an additional insured. If requested by Owner, however, Manager will obtain and maintain (i) property insurance against "All Risk" of direct physical loss or damage to the Properties in the amount of the full replacement value of each of the Properties; (ii) comprehensive general liability insurance (on an occurrence basis) as to the Properties in an amount of at least One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate combined single limit for bodily injury and property damage; (iii) umbrella liability coverage in the amount of at least Five Million Dollars ($5,000,000);
(iv) all legally required insurance coverage relating to its employees, including, but not limited to, Workers' Compensation, Employers Liability, and Non-Occupational Disability Insurance; and (v) Business Auto Liability with a per accident limit of not less than $1,000,000 covering all owned, non-owned and hired vehicles used in connection with the Properties. Such insurance shall be placed with a company or companies acceptable to Owner, with a Best's rating of A, Class X, and shall be in form and substance satisfactory to Owner and shall include the Owner as a named insured, with a provision giving Owner thirty (30) days written notice prior to cancellation or material modification of the coverage. Manager and Owner's Representative (as defined in Section 7.2) shall be named as additional insured's on any liability insurance. The original policies or certified copies thereof (and all renewals) shall be delivered to Owner. Additionally, Owner covenants and agrees (i) to add Manager, Brandywine Operating Partnership, L.P. and Brandywine Realty Trust as additional insureds on its insurance, as their interests may appear, including Owner's environmental insurance, and (ii) to provide Manager with a certificate evidencing the above on an annual basis.

         Manager shall promptly investigate and make a full, timely, written report to Owner and Owner's designated insurance company as to all accidents or claims for damages relating to the ownership or operation and maintenance of the Properties of which Manager has knowledge, and any damage or destruction to a Property and the estimated cost of repair thereof. Thereafter, unless otherwise directed by Owner, Manager will timely process all casualty insurance claims on behalf of Owner, obtain the necessary documentation therefor and prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved. Manager is authorized to settle (with the prior written approval of Owner if the amount at issue is greater than $2,500.00) any and all claims against insurance companies arising out of any

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policies, including the execution of proofs of loss, the adjustment of losses, signing of receipts and the collection of money. Finally, Manager will fully cooperate with and assist all liability insurance carriers and their authorized agents and adjusters in defending, litigating or settling any liability claims.

         In addition to workmen's compensation, automobile liability and/or any other insurance required by Owner or by law, Manager will also maintain during the entire term of this Agreement liability insurance with bodily injury limits of not less than One Hundred Thousand Dollars ($100,000) per person and Three Hundred Thousand Dollars ($300,000) per occurrence and property damage limits of not less than One Hundred Thousand Dollars ($100,000) per occurrence with umbrella coverage of not less than Five Million Dollars ($5,000,000) per occurrence. Manager shall add Owner and Owner's Representative as an Additional Insured under Manager's liability policy hereunder using an endorsement form at least as broad as the most recent edition of Additional Insured-Owners, Lessors or Contractors Form B (CG2010). Copies of all such policies (and all renewals) shall be provided to Owner. The cost of the insurance required under this paragraph shall not be an operating expense reimbursable to Manager.

         If any contract or tenant lease requires that such party maintain any insurance coverage, Manager shall enforce such requirement under the lease and obtain insurance certificates and corresponding endorsements annually (or more frequently as required pursuant to the applicable contract or lease) from each such party and review the certificates for compliance with the terms of such lease or contract. Manager will ensure that Owner, Owner's Representative, and Manager are named as Additional Insureds using an endorsement form at least as broad as the most recent edition of Additional Insured-Owners, Lessors or Contractors Form B (CG2010).

         I. Compliance with Laws. From funds available in the Property Operating Account or otherwise made available to Manager by Owner for such purposes, Manager will take such action as may be necessary to comply with any and all federal, state, and municipal laws, ordinances, regulations, and orders applicable to the use, operation, repair, and maintenance of the Properties, including but not limited to any and all licensing requirements that are necessary to perform Manager's duties or obligations herein, and with all orders regarding a Property of the Board of Fire Underwriters or other similar bodies.

         J. Construction. If Owner has authorized any construction or renovation on a Property, including but not limited to construction of tenant finish-out, Manager will (i) review and forward to Owner all space planning layouts, drawings, plans, and specifications pertaining to such construction, together with a recommendation as to approval thereof by Owner; (ii) supervise third party managers responsible for construction or renovation work (iii) solicit or supervise the solicitation of competitive bids for all construction contracts in accordance with Section 2.3(b); (iv) require that all construction contracts and subcontracts comply with the provisions of Section 2.3, and contain provisions

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adequately protecting Owner, in accordance with local procedures, against mechanic's, materialman's or similar liens affecting the Property and requiring ten percent (10%) retainage until at least thirty (30) days after completion;
(v) inspect all work in place; (vi) prepare and review all draws requested for submission to Owner and, if requested by Owner, pay all draw requests on approval by Owner; (vii) require payment and performance bonds for all contracts exceeding Five Hundred Thousand Dollars ($500,000.00); (viii) require AIA form contracts if the amount of such contract exceeds Two Hundred Fifty Thousand Dollars ($250,000.00); and (ix) obtain copies of certificates of insurance for all contractors and subcontractors including but not limited to (a) Workers' Compensation (statutory and as required by the State) including not less than $1,000,000 Employers Liability; (b) Automobile Liability with a per accident limit of not less than $1,000,000 covering all owned, non-owned and hired vehicles used in connection with contractor's or subcontractor's business operations; and (c) Commercial General Liability with not less than a combined single limit of $2,000,000 per occurrence bodily injury and property damage. Draw requests shall be paid in time to obtain any applicable discounts. Manager will be paid a construction management fee equal to five percent (5%) of the cost of the construction project for performing the services described in this subsection (J).

         K. Employees; Responsible Manager. Manager will designate an individual who will be responsible for the overall management of the Properties (the "Responsible Manager"). The Responsible Manager will not be responsible for management of any real estate other than the Properties. The Responsible Manager will direct the operation, management and maintenance of the Properties, using such other employees of Manager as the Responsible Manager from time to time designates. The costs of the Responsible Manager's salary, expenses and benefits will be allocated among the Properties and will be contained in the approved Budget for each year. The costs of salaries, wages and benefits of the other of Manager's employees utilized by the Responsible Manager will be part of the Manager's expenses covered by a standard per square foot charge in each Budget, which initially will be at the rate of $.06 per square foot of gross leasable space in the Properties. Such personnel shall in every instance be agents or employees of Manager and not of Owner. Owner shall have no right to supervise or direct such agents or employees. Manager assumes all responsibility for timely compliance with all applicable laws regarding such employees, including but not limited to FLSA, OSHA, Federal withholding tax laws, FICA, and Federal and State unemployment insurance laws, and, if any violations of such laws occur, any resulting costs, fines or penalties shall be paid by Manager without reimbursement by Owner.

         Owner shall have the right to approve Manager's selection of a Responsible Manager. Owner shall act in a commercially reasonable and timely manner in approving a Responsible Manager. Any disapproval of a proposed Responsible Manager by Owner must specify the reasons for the disapproval. Owner hereby approves the selection of John M. Adderly, Jr. as the initial Responsible Manager.

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         If Owner, acting in a commercially reasonable manner, believes that the
Responsible Manager is failing to discharge his duties in a satisfactory manner, particularly with respect to the timely production of reports, Budgets and other communications with Owner, Owner may notify Manager of such deficiency. Upon receipt of such notice, Manager will investigate the past performance of the Responsible Manager, monitor the current performance of the Responsible Manager and, if appropriate, adopt a formal improvement plan for Responsible Manager to correct his deficiencies. Manager shall communicate to Owner the results of such investigation and monitoring, including, if applicable, a copy of the improvement plan. Any such improvement plan will contain commercially reasonable deadlines for the correction of the deficiencies. If the Responsible Manager's deficiencies set forth in the improvement plan are not corrected by the deadlines contained in the improvement plan, and if Owner requests that Manager do so, Manager will remove the incumbent Responsible Manager from his duties and will designate a new Responsible Manager.

         If required by Owner, Manager shall maintain an office in one or more of the Properties to be designated and known as a "Property Management Office". This office may not be part of the space used by Manager for its general offices or other business and shall be used solely by Manager for management and operation functions pertaining to the Properties. If Manager is also the Leasing Broker pursuant to a separate agreement, Manager may also conduct at such office the leasing services pertaining to the Properties. Hours of business operation are to be similar to those of comparable type properties in the immediate market area. Owner shall pay only such expenses as stated elsewhere in this Agreement and in no other event shall Owner pay any expenses relating to Manager's general offices or the operation of Manager's business, unless expressly and unequivocally provided in this Agreement. If agreed to in writing by Owner, Manager may use the Property Management Office for the management of other properties; and Owner shall pay only the mutually agreed pro-rata share of management office costs with any other properties that may be managed or maintained from such on-site office.

         L. Bonds. Manager and all personnel of Manager who handle or who are responsible for handling Owner's monies shall be bonded under a fidelity bond acceptable to Owner. Such bonding shall provide coverage in the amount of Five Hundred Thousand Dollars $500,000.00. The bond may at Manager's option have a Fifty Thousand Dollar ($50,000.00) deductible clause, but Manager will pay any loss within the deductible amount, which shall not be an operating expense reimbursable to Manager. The cost of the bonds required by this Paragraph 2.2L shall not be an operating expense reimbursable to Manager.

         M. Notices. Manager will promptly notify Owner of any of the following occurrences or notices received by the Manager or its employees: (i) notice of any claim of violation of any governmental or legal requirement; (ii) any notice of any claim of liability; (iii) any summons or other legal process; (iv) any damage; (v) any default or alleged default by landlord or tenant under any

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lease; and (vi) any other material information. Manager will fully cooperate with Owner in all legal and arbitration proceedings relating to the Properties and will be reimbursed for its costs in connection with such cooperation.

         N. Other Services. Manager will, without additional charge (except for reimbursement of expenses), perform any other services normally performed in managing properties similar to the Properties in their respective markets or as may be reasonably requested by Owner, whether or not specifically enumerated herein, specifically including, without limitation, performing the obligations of the landlord under all tenant leases, enforcement of tenant obligations under all tenant leases, and the performance of any services normally provided in the locality of the Properties to tenants of like properties.

         O. Professional Consultants. In regard to the management of the Properties, Manager will utilize the services of such attorneys, accountants and financial professionals as and when Owner may from time to time designate, at Owner's cost.

         P. Environmental.

         (a) Notice. Manager shall promptly advise Owner in writing of any information of which Manager has actual knowledge concerning actual or potential non-compliance with any laws related to Hazardous Materials (as hereinafter defined), occurring in, on, or at the Properties or in, on, or at any property adjacent to or in the vicinity of the Properties, together with a written report of the nature and extent of the non-compliance and the potential damage to the Properties or the property adjacent to or in the vicinity of the Properties.

         (b) Inspection. Manager shall notify Owner if it observes any tenants, or any other persons, storing, handling, transporting, generating, manufacturing, using, dumping, releasing or discharging any Hazardous Materials (hereinafter defined) in, on, or at the Properties, and Manager shall take appropriate steps in light of the circumstances. The foregoing notification shall exclude the presence of Hazardous Materials approved in advance in a written lease or other writing signed by Owner, unless such substance has been dumped, released, or discharged at the Properties. The term "Hazardous Materials," as used herein, shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority, excluding normal business products used in non-reportable quantities and in accordance with applicable law.

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         (c) Rights; Limitations. Manager shall use commercially reasonable efforts to enforce Owner's rights under the tenant leases of space at the Properties insofar as any such tenant's compliance with laws related to Hazardous Materials are concerned; provided, however, Manager shall not retain environmental consultants or other professionals or otherwise initiate environmental reviews by any third parties without Owner's prior written consent; and provided further, Manager shall hold in confidence all information bearing on Hazardous Materials except to the extent expressly instructed otherwise in writing by Owner, or except to the extent necessary to protect against the imminent threat to the life and safety of persons and/or damage to the Properties or damage to the property adjacent to or in the vicinity of the Properties, or except to the extent required by law.

         With respect to all actions to be taken by Manager under this Section
2.2 or otherwise under this Agreement, Manager shall be entitled to rely upon the instructions, approval and consents that it receives from Owner and upon the legal advice (including interpretation of the Property Documents) given to Manager or to Owner by the law firm(s) designated by Owner, as described above. Whenever under this Agreement the approval or instruction of Owner is required, Owner shall attempt to notify Manager within ten (10) days after Manager has requested Owner's consent or decision, or within twenty (20) days if the approval is with respect to a major decision on a lease or leases for at least 100,000 square feet. Any delay by Owner in making a decision or granting an approval requested by Manager shall have the effect of relieving Manage of responsibility for its failure take the action in question.

         2.3 Contracts.

         A. Manager will not execute or otherwise enter into or bind Owner or the Properties as to any contract or agreement without furnishing a copy of same to Owner. Additionally, if the contract is for work that is outside the scope of the Budget for the relevant period, then Manager must obtain the prior written consent of Owner. All such contracts must: (a) be in the name of Manager as property manager for the Property in question; (b) be assignable, at Owner's option, to Owner or Owner's nominee; and (c) contain a provision permitting termination, with or without cause, and without penalty or premium, on thirty
(30) days' notice or on the closing date (whether sooner or later than thirty
(30) days) if Owner sells or transfers a Property. The signature block for such contracts shall be as set forth on Exhibit G attached hereto. Manager shall not hold itself out as having the authority to approve any contract or agreement without the prior approval of Owner except as provided above. If this Agreement is terminated, Manager shall, at Owner's option, assign to Owner or Owner's nominee all service agreements pertaining to the Property or Properties being sold.

         B. All contracts either for capital improvements exceeding $100,000 or for work outside of the Budget for the relevant period exceeding $25,000, shall be awarded on the basis of competitive bidding, solicited in the manner as follows:

         (i) A minimum of two (2) written bids from qualified firms shall be obtained for each purchase up to $10,000. Purchases over $10,000 will require a minimum of three (3) bids.

         (ii) Each bid will be solicited in a form prescribed by Owner so that uniformity will exist in the bid quotes.

         (iii) Manager may accept the low bid without prior approval from Owner, if the expenditure is for a budget approved item and will not result in an excess of the annual budgeted accounting category of the applicable budget. Prior approval of a bid may be required by Owner.

         (iv) If Manager advises acceptance of other than the lowest bidder, Manager shall adequately support in writing its recommendations to Owner.

         (v) Owner shall be free to accept or reject any and all bids.

         (vi) Owner may participate in and review the bid process and all relevant documentation and selection of bidders.

         (vii) Manager may request Owner to waive competitive bidding rules.

         2.4 Affiliates. Notwithstanding anything to the contrary in Section 2.3 above, Manager will not retain any affiliate of Manager to perform any service for the Properties without the prior written consent of Owner. If Owner consents to the furnishing of services by an affiliate of Manager, such services must be furnished at a fair, reasonable, and competitive cost.

         2.5 Use of Properties. Manager will not permit the use of the Properties for any purpose which are reasonably likely to impair any policy of insurance on the Properties or which might render any loss insured thereunder uncollectible or which would be in violation of any applicable law. Manager will use commercially reasonable efforts to secure compliance by tenants with their respective leases.

         2.6 Operating Account. All monies received by Manager for or on behalf of Owner shall be deposited immediately in a separate, interest bearing depository account in Owner's name (the "Operating Account") to be maintained with a financial institution approved by Owner. Owner hereby approves PNC Bank, Mellon Bank, First Union Bank and Summit Bank. All such funds shall be invested in accordance with the guidelines set forth in Exhibit B to this Agreement. The signature card for the Operating Account shall indicate that Manager is dealing with the Operating Account as a fiduciary of Owner. The Operating Account and all funds therein shall at all times be the property of Owner. The Comptroller or Assistant Comptroller of Manager or an officer of Owner shall be the only parties who shall have the authority to withdraw funds from such account. Manager shall remit by wire transfer to Owner monthly, on or before the twenty-fifth (25th) day of each month unless otherwise stipulated, all funds held in the Operating Account and not applied to the payment of Owner's expenses as herein provided, after retention in said account of the sum of Fifty Thousand Dollars ($50,000), on a portfolio basis and not per Property, as reserves for working capital and other contingencies, in addition to any other reserves specified in the then current Budget. The remittance of funds to Owner shall be compatible with the financial reports provided by Manager pursuant to Section
3.2. If security deposits or other funds are required by law to be held in a segregated account and are by law, allowed to be held by Manager, such deposits or funds shall be held in a separate account at said financial institution, which account shall be interest-bearing if so required by law or if required by Owner. All monies held in the Operating Account shall in no event be commingled with Manager's own funds or with funds held by Manager for the account of other parties. Manager agrees to pay all invoices directly from the Operating Account. Manager may draw on the Property Operating Account only to pay (i) operating expenses permitted by Sections 4.1 and 4.2, (ii) the Management Fee described in
Section 4.3, (iii) amounts payable to Owner, and (iv) amounts reasonably necessary to perform the responsibilities imposed on Manager by this Agreement, including actions taken to secure the security and safety of persons and property in the event of an emergency.

         2.7 Indemnification. Owner shall indemnify and hold Manager harmless from and against all claims, damages and costs (including reasonable counsel fees) arising out of or in connection with the management of the Properties and the operation thereof, except for acts of gross negligence, willful misconduct, or fraud of Manager, its officers, partners, directors, agents, or employees (collectively "Unauthorized Acts"). Notwithstanding anything to the contrary stated herein, Manager shall be held strictly accountable for all receipts and disbursements; and Manager shall indemnify and hold Owner, Owner's Representative, Owner's investment manager (if any), and their affiliates, partners, directors, officers, shareholders, agents, and employees harmless from and against all claims, damages and costs arising out of or in connection with Unauthorized Acts. The indemnities herein contained shall not apply to any claim with respect to which and to the extent the indemnified party is covered by insurance, provided that the foregoing exclusion does not invalidate the indemnified party's insurance coverage. Each party shall endeavor to procure from its insurers waivers of subrogation with respect to claims against the other party under policies in which the other party is not a named insured, and shall promptly notify the other party in the event that any such waiver is unobtainable or is obtainable only upon payment of an additional premium. If such waiver is obtainable only upon payment of an additional premium, the other party shall have the right at its option to pay such additional premium.

                                   Article 3

                          ACCOUNTING, RECORDS, REPORTS

         3.1 Records. Manager has developed its own comprehensive system of office records, books and accounts as well as an accounting and management reporting system that will duly account for all transactions relating to the Properties, all of which are based on the MRI software applications. Owner has requested that Manager make such reports using Owner's chart of accounts based upon the Skyline software applications, which are compatible with the MRI system. Owner and others designated by Owner shall at all times have access to such records, books and accounts and to all vouchers, files and all other material pertaining to the Properties and this Agreement, all of which Manager agrees to keep safe, available, and separate from any records not having to do with the Properties. All of such books, records, and other information shall be the property of Owner; and within fifteen (15) days following termination of this Agreement, Manager shall deliver the original copies to Owner or its designate. Manager or its representatives shall have the right to inspect such books, records and other information and to make copies thereof during a two-year period following the termination of this Agreement. Within sixty (60) days following the expiration or earlier termination of this Agreement, unless otherwise agreed, Manager shall provide a final accounting to Owner in such form as requested by Owner.

         Owner may from time to time (but not more frequently than annually for major changes) change the format of the reports to be produced by Manager. Manager shall make such changes, including conducting whatever staff training may be necessary to accomplish the changes. Any costs of Manager in adopting the changes will be at Manager's expense up to a maximum of $10,000. Any excess cost above $10,000 will be an expense reimbursed from the Operating Account.

         The cost of the Skyline software shall be paid from the Operating Account. Manager, at Manager's expense (and not as an expense reimbursed from the Operating Account), shall obtain appropriate training for its personnel on the use of the Skyline software. Manager shall set up and pay for (not as an expense reimbursed from the Operating Account) a technical support system with the software company providing the Skyline applications.

         If in the future, Owner selects a different series of software applications, the cost of such software shall be paid from the Operating Account. If the applications selected by Owner are compatible with MRI, then Manager, at Manager's expense (and not as an expense reimbursed from the Operating Account), shall obtain appropriate training for its personnel on the use of the new software. If the applications selected by Owner are not compatible with MRI, then the costs of appropriate training shall be paid from the Operating Account.

         3.2 Reports and Supporting Documentation. On or before the twenty-fifth
(25th) day of each calendar month during the term of this Agreement, Manager shall deliver to Owner the reports and supporting documentation set forth on Exhibit C. As applicable, monthly reports shall be prepared on a modified accrual basis unless otherwise indicated or requested by Owner. Manager shall also deliver to Owner quarterly reports as may be required by Owner. Such reports shall be in a specified form as required by Owner and due to Owner as noted.

         Not later than sixty (60) days after the closing of each annual reporting period, and to the extent permitted or required by leases, Manager shall provide: (i) each tenant with a reconciliation statement of actual expenditures for the annual reporting period that are collectible from such tenant compared to expense payments made by such tenant for the same reporting period, and the resultant account balance of such tenant; and (ii) Owner with a summary of actual expenditures for each Property compared to expense payments made by each Tenant for such annual reporting period. At the same time, or sooner if at all practicable, Manager shall provide each tenant with the monthly expense statements for the current year setting forth the payment required to be made by such tenant pursuant to its lease, based upon the current budget and estimate of expenses for the then-current year, as approved by Owner as provided herein.

         The Properties are located in various jurisdictions, but are logically organized into five distinct groups. Manager will prepare Budgets and reports for each group and on a consolidated basis for the entire portfolio of Properties. The group Budgets and reports will also contain individual and data for each within the group. In addition, unless otherwise requested by Owner, Manager shall segregate and maintain separate and independent files, records, cash receipts, invoices, ledgers, and accounts, and so forth for each Property, and all information provided by Manager to Owner under this Section 3.2 shall be submitted (monthly, quarterly and/or annually, as applicable) in such segregated manner.

         Manager will promptly furnish any other special information as required from time to time by Owner as well as revisions of existing monthly or annual reports.

         3.3 Budgets. Each year during the term of this Agreement, Manager shall deliver to Owner for approval an itemized accrual-based statement ("Budget") of the estimated receipts and disbursements for the next fiscal/calendar year. Manager shall endeavor to deliver the Budget no later than one hundred twenty
(120) days prior to calendar year-end and in any event shall deliver the Budget no later than ninety (90) days prior to calendar year-end. Manager shall submit each Budget in Owner's required format, plus any and all additional supporting documents and schedules as required by Owner. The format which Owner initially requires has been delivered by Owner to Manager. The Table of Contents for the format is attached as Exhibit D. Further, based on the proposed annual Budget, upon request by Owner, Manager shall also submit to Owner, for Owner's approval, proposed monthly operating budgets on a cash basis for the Properties for the upcoming fiscal/calendar year, which budgets shall project on a monthly basis all receipts and operating costs and expenses, capital expenditures, and replacement reserves that Manager, in the exercise of good business judgment, estimates will be received or necessary to be incurred to operate the Properties during each such month. However, the estimation of a monthly budget will not prevent Manager from incurring budgeted costs in a month other than the one shown on the monthly estimate. As noted in Section 3.2, such Budgets will be prepared on a group basis, but with a separate breakdown for each Property and with a consolidation for the entire portfolio of Properties. References in this Agreement to "the Budget", the "budgeted amount", a "Budget item" or similar words to that effect shall be a reference to the consolidated Budget for a group.

         Manager has prepared and submitted and Owner has approved Budgets for the current year.

         Without affecting any other limitation imposed by this Agreement and except as may be expressly provided to the contrary elsewhere in this Agreement, Manager shall secure the prior written approval of Owner prior to incurring any liability or obligation for any item not reflected on the Budget approved in writing by Owner. Owner will approve or disapprove each Budget within a reasonable time after the receipt of same. Manager will make changes in the Budget requested by Owner, provided that the requested changes would not prevent Manager from carrying out its responsibilities under this Agreement. If any proposed Budget for the upcoming fiscal/calendar year is not approved prior to the start of such fiscal/calendar year, then until such time as Owner approves a Budget for such fiscal/calendar year, a temporary Budget shall take effect which shall be equal to the prior year's approved Budget increased by ten percent (10%) for all line items, except for taxes and/or any insurance premiums included in the prior year's approved Budget as well as utilities, each of which shall equal the amount actually incurred for each such item during the interim period until a Budget is approved by Owner.

         3.4 Audit. At its option Owner may at any time upon at least 4 days prior notice, and in no event during the last 15 days of a fiscal quarter, cause the books and financial operations of the Properties to be audited by an auditor to be selected by Owner including the internal auditing staff of Owner. Manager agrees to cooperate with such auditor and to make any of its facilities located at the Properties available to such auditor. Any adjustments in amounts due and owing by either Owner or Manager shall be paid promptly but no later than fifteen (15) days following receipt of the audit. The audit shall be at Owner's expense unless the circumstances of Section 4.4 apply or unless the audit was performed by an independent auditor and an error is discovered equal to or greater than five percent (5%) of gross receipts of the Properties for the preceding month; and in either case, Manager shall bear the cost of the audit.

                                   ARTICLE 4

                            EXPENSES AND COMPENSATION

         4.1 Payment of Expenses. Notwithstanding any contrary provision of this Agreement, Manager shall be obligated to make payments required under this Agreement only to the extent of funds derived from the Properties or provided by Owner. Manager shall give Owner prompt notice of any expenses for the payment of which Manager does not have sufficient funds from collections and the Property Operating Account. Owner shall pay or reimburse Manager for all expenses properly incurred by Manager under this Agreement and approved by Owner to the extent Owner's approval is required by this Agreement. The following categories of expenses will be included within the flat fee per square foot described in Paragraph K of Section 2.2 hereof (as to items 1, 2 and 3) or will not be reimbursable to Manager under this Agreement (as to items 4, 5, 6 and 7):

         (1) office equipment and supplies other than those located at the Properties and used exclusively for the Properties;

         (2) any overhead expense of Manager incurred in its general offices with the exception of on-site employee overhead allocation, if applicable;

         (3) expenses for accounting, bookkeeping, reporting, accounting software system, software training, and electronic data processing services;

         (4) compensation of executive and supervisory personnel of Manager;

         (5) compensation and expenses applicable to time spent on matters other than the Properties;

         (6) compensation and expenses applicable to any personnel for activities with regard to the leasing of space in the Properties or the sale of Properties; and

         (7) compensation of any personnel other than personnel located at the property site, with the exception of roving maintenance personnel (including Manager's Chief Engineer, if any) who may be needed at the Properties from time to time.

         Owner may, at its sole discretion, expressly approve in writing the payment or reimbursement to Manager of any specific expense otherwise excluded or excepted above; and, unless expressly stated to the contrary in such written approval, such approval shall apply only to the specific expense itemized and/or up to the amount specified in such approval.

         4.2 Expenditure Authorization.

         A. General Prohibition. Approval of a Budget by Owner (or the existence of a temporary Budget as described in Section 4.1) shall constitute authorization for Manager to expend money except as set forth herein. Except as contained in the Budget (or temporary Budget) or as specifically authorized herein, Manager will obtain Owner's specific written authorization before making any expenditure of Owner's funds.

         B. Utilities. Manager will pay the actual amount incurred for utilities each month, notwithstanding that a lesser amount therefor may have been projected or allocated in the Budget approved by Owner and without Owner's further consent or signature on such check or withdrawal.

         C. Expenses Per Budget. To the extent set forth in the most recent Budget approved by Owner, Manager will pay each and every expense properly incurred in the ordinary course of managing the Properties. Manager shall obtain Owner's specific written authorization prior to paying for any individual item of expense not set forth in the budget which exceeds $10,000.00 for any individual item, or $30,000.00 in the aggregate in any fiscal/calendar year, unless otherwise specified in writing by Owner.

         D. Emergencies. Notwithstanding the foregoing, if emergency action is necessary to prevent damage to the Properties or danger to persons, Manager may incur such expenses as are reasonably necessary without the prior written approval of Owner to protect the Properties or persons and without regard to any contractual limitations set forth in Article 2. Any such expenditure shall be incurred only in concert with prompt telephonic, telecopy or electronic mail notification by Manager to Owner.

         4.3 Compensation for Management Services. Owner will pay Manager as compensation for its management services hereunder an amount (the "Base Management Fee") equal to the percentages set forth on Exhibit E for the various Properties of the "Gross Rental Receipts" per month. The term "Gross Rental Receipts" as used herein means all fixed rents (including parking rents not excluded below), common area maintenance reimbursements, tax and insurance reimbursements, any rent increases tied to an index, and any percentage rents, actually collected in cash by Owner or by Manager from tenants of the Properties, net forfeited security deposits, but excluding (i) any income from investment of cash with the exception of interest on the Property Operating Account, (ii) security deposits, and any portion of forfeited security deposits allocable to compensation for loss or damage, (iii) payments for physical installations or finish-out work, (iv) payments in the nature of indemnification or compensation for loss, damage, or liability sustained, including but not limited to insurance proceeds and condemnation awards, except to the extent that such proceeds are to compensate for lost revenues from the Property which suffered the casualty (v) receipts and other income from or on account of vending machines and other concessions, (vi) parking rents or fees or any other receipts from the rental or operation of the parking garage which may constitute a part of the Property, if any, paid not to Owner but to an independent operator, if any, to whom Owner may from time to time lease such parking facility, (vii) all purchase discounts, rental, and ad valorem tax refunds or rebates (viii) any expense reimbursement from tenants over and above the "expense stops" contained in any leases, (ix) any sums which, under normal accounting practice, are attributable to capital, (x) Executive Suite expenses, if any, (e.g. personnel, equipment, etc.) paid by tenants, (xi) utility costs paid directly by tenants or paid by Owner and reimbursed by tenants, (xii) lease termination payments, except to the extent that such payments exceed the costs of replacing the tenant whose lease is being terminated and (xiii) all other receipts of whatever kind and nature. Manager will not be entitled to any leasing commissions, sales commissions, construction management fees, or similar fees under this Agreement, but is entering into the Leasing Agreement contemporaneously with this Agreement.

         4.4 Payment of Manager's Compensation. The amount of compensation due to Manager each month shall be reflected in the monthly reports required to be submitted to Owner under provision (4) of Exhibit C. Any amount which Owner may dispute shall not be payable until the dispute has been resolved, but shall be retained in the Property Operating Account pending resolution; provided, that the undisputed portion shall be paid as scheduled. The Base Management Fee shall be payable in arrears on the last day of each month. If there is no current dispute regarding the amount of the Base Management Fee or if Owner does not advise Manager of its intent to dispute such amount within ten (10) business days after Manager delivers the respective monthly reports, then such monthly fee shall be payable to Manager at such time; however, Owner may from time to time require an audit of Manager's computation of the Management Fee, and the parties shall promptly make adjustment for any variances shown by the audit notwithstanding the fact that Owner did not dispute any amount at or before such amount was paid to Manager. The cost of such audit shall be borne by Owner unless it was performed by an independent auditor, and it reflects an overcharge of Manager's fee in excess of five percent (5%) for any fiscal/calendar year at the end of such fiscal/calendar year, in which case the cost of the audit shall be borne by Manager and Manager shall promptly refund the overpayment with interest at the rate of twelve percent (12%) per annum. Owner may require that the Base Management Fee be withheld if Manager has failed to deliver reports which Manager is required to provide to Owner until such reports have been delivered.

                                   ARTICLE 5

                                      TERM

         5.1 Term. This Agreement shall commence on the date of this Agreement and, unless sooner terminated as set forth below, shall continue for so long as Owner owns any Property, Manager remains and affiliate of Brandywine and Brandywine or its affiliate holds its ownership interest in Owner, unless earlier terminated in accordance with Section 5.2 or 5.3.

         5.2 Sale of Properties. As to any individual Property, this Agreement shall automatically terminate upon the consummation of any sale or other disposition of the Property by Owner, and shall terminate entirely upon the consummation of any sale or disposition of all of the Properties.

         5.3 Termination For Cause. Owner may terminate this Agreement at any time, effective immediately upon notice to Manager, if: (i) Manager defaults in its obligations under this Agreement; such default is material and adverse and Manager fails to cure such default within thirty (30) days after notice (ii) a petition for relief in bankruptcy or reorganization or arrangement is filed by or against Manager; (iii) Manager causes or suffers to be caused waste to the Properties; or (iv) any tenant in the Properties shall enter into a lease for industrial space in any other industrial building in which Manager or an affiliate of Manager has an ownership or management interest without Owner's prior written consent, provided that Owner is both able and willing to provide the space to the tenant upon market terms; (v) there is a dissolution or termination of the corporate or partnership existence of the Manager by merger, consolidation, or otherwise, or a dissolution of Brandywine except by merger or consolidation, or cessation on the Manager's part to continue to do business;
(vi) within one (1) year following a corporate merger of Brandywine, four (4) or more of the Key Personnel of Manager (as identified in the Contribution Agreement) are no longer employed by Manager or (vii) there is a termination or suspension of Manager's real estate brokerage license, if such license is required as a condition to managing the Properties. Manager may terminate this Agreement, effective immediately upon notice to Owner, if Owner defaults in its obligations under this Agreement and the default is not cured within thirty (30) days after receipt by Owner of written notice thereof setting forth the default.

         In addition to the termination rights in the preceding paragraph, Owner shall have the right to terminate this Agreement if (i) for any period of 14 consecutive months, the Properties are Underperforming, and (ii) the principal reason that the Properties are Underperforming is the Manager's Dereliction rather than either the Owner's Decisions or Market Events. The initially capitalized terms used in this paragraph shall have the following meanings:

         "Underperforming" means that the average vacancy rate for the Properties for the period in question is 50% or more in excess of the average vacancy rates for competing properties in the markets in which the Properties are located. The competing properties shall mean all properties which are of a similar type in the relevant market, regardless of who owns such properties.

         "Manager's Dereliction" means events which are in the Manager's control, such as Manager's neglect of the Properties or preferential treatment accorded to other properties by Manager hereunder or under the Leasing Agreement.

         "Owner's Decisions" means events over which Owner has control, either by being able to direct Manager's decisions or by having rights of approval, including by way of example and not by way of limitation, decisions and approvals respecting Budgets and capital spending, rejection of lease proposals and strategic decisions about lease terms.

         "Market Events" means events which are outside of the control of Owner or Manager, including by way of example and not by way of limitation, the bankruptcy of a tenant, a rapid overbuilding of the relevant markets or the decision of a competitor to offer rental rates significantly below market.

                                     --23-

         5.4 Effect of Termination. The termination of the Agreement for any reason shall not affect any right, obligation or liability which has accrued under this Agreement on or before the effective date of such termination. Upon termination of this Agreement for any reason, Manager will cooperate with Owner and do all things reasonably necessary to achieve an efficient transition of the management of the Properties without detriment to the rights of Owner or to the continued management of the Properties. Without limiting the foregoing, Manager will, before receiving final payment of any fees, deliver to Owner or to such person or persons as Owner may direct all Property Documents, permits, books, records and accounts, rent rolls, insurance policies, files and other materials relating to the Properties, including without limitation any bank account signature cards or other documentation required to transfer sole control over the Properties Operating Account to Owner or its designate as well as appropriate assignments, if requested by Owner, to Owner or Owner's designate of any service and supply contracts. All personal property of Owner, whether on the Properties or elsewhere, shall be delivered intact to Owner or Owner's Representative. Within sixty (60) days after the termination of this Agreement, unless otherwise agreed, Manager will deliver a final accounting to Owner reflecting all income and expenses of the Properties as of the date of termination in such form as requested by Owner.

                                   ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF MANAGER

         To induce Owner to enter into this Agreement, Manager makes the following representations and warranties, which shall survive the execution and termination of this Agreement:

         6.1 Organization. Manager is duly organized, validly existing and in good standing under the laws of and is qualified to do business in the State where the Properties are located. Manager has all power and authority required to execute, deliver and perform this Agreement.

         6.2 Manner of Performance. Manager has sufficient staff and other resources to carry out its duties under this Agreement in a prompt, efficient and diligent manner. The Responsible Manager is designated as Manager's Authorized Representative to act for and on behalf of Manager, and Owner and Owner's Representative are entitled to rely upon the statements and information received from Manager's Authorized Representative without further inquiry. Manager has the right to designate a different individual to serve as its Authorized Representative by giving notice to Owner and Owner's Representative.

         6.3 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Manager.

         6.4 Validity. This Agreement constitutes a legal, valid and binding agreement of the Manager enforceable against Manager in accordance with its terms except as limited by bankruptcy, insolvency, receivership and similar laws of general application.

         6.5 Licenses. During the entire term of this Agreement Manager shall cause all persons performing licensable activities to have and to maintain in full force and effect all licenses, including, without limitation any real estate broker's license obtained by Manager, which are required by applicable law, and all permits necessary to perform its obligations under this Agreement and shall pay all taxes, fees or charges imposed on the business engaged in by Manager hereunder.

         6.6 Conflicts of Interest. Owner acknowledges that Manager manages other properties which may compete with the Properties and which are owned by Brandywine or affiliates of Brandywine. Attached as Exhibit H is a schedule of the current competing properties. Manager may from time to time update Exhibit H as it becomes the manager of other competing Brandywine properties or as it ceases to be the manager of properties scheduled on Exhibit H,

         6.7 Independent Contractor. Manager's status under this Agreement is that of an independent contractor and not as an agent or employee of Owner.

         6.8 Year 2000.

         A. Compliance: Manager has reviewed and has provided Owner with copies of internal reports and analyses as to whether all of the Systems operating in, on or about the Properties or relating to the Properties (which includes without limitation corporate and other on-site or off-site offices of Manager) are Year 2000 Compliant.. For purposes of this Agreement, the following definitions shall apply:

              "System" means any system relating to the management of tenant relationships or the operation of one or more aspects of the Properties, including without limitation computer hardware or software systems that process billing, notification and maintenance functions, HVAC controls, boilers, chillers, flowmeters, filters, thermostats, leak detectors, underground storage tank monitors (if any), lights, generators, elevators, alarms, smoke detectors, sprinklers (both landscape and fire), phones, building access systems, parking access systems and security systems.

              "Date Data" means any data, formula, algorithm, process, input or output that includes, calculates or represents a date, a reference to a date or a representation of a date.

         "Year 2000 Compliant" means:

              the functions, calculations and other computing processes of each of the Systems (collectively, the "Processes") perform and will perform in a consistent manner regardless of the date and time at which the Processes are scheduled to be or are actually performed and regardless of the Date Data input to any of the Systems, whether before, on, during or after January 1, 2000 and whether or not the Date Data is affected by leap years; each of the Systems functions and will function without interruption or abnormality caused by the date and time at which the functions of such System are scheduled to perform or are actually performed or by the Date Data input to such System, whether before, on, during or after January 1, 2000 and taking into account any leap years;

              each of the Systems accepts and responds to any two-digit year-date input in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner;

              each of the Systems stores and displays Date Data in a manner that is unambiguous (a) as to the determination of the century and between the years 1900 A.D. and 2000 A.D and (b) as to leap years; and

              no Date Data causes any of the Systems to perform an abnormally-ending routine or function within the Processes or generate incorrect values or invalid or abnormal results.

         B. Testing: Based on the reports referenced above, Manager believes that no further testing is necessary for assuring that each system is Year 2000 Compliant. Upon Owner's written request, Manager agrees to participate in additional tests of the Systems, which shall be reasonable in all material respects, (at no additional charge by Manager) to determine that each of the Systems is Year 2000 Compliant; provided, the costs and expense of such tests shall be an operating expense of the Project. Manager shall notify Owner promptly of the results of any test or any claim or other information that indicates any of the Systems is not Year 2000 Compliant.

         C. Repair Obligation: To the extent that it is determined by Manager or Owner, in its reasonable discretion, that any System is not Year 2000 Compliant, Manager agrees to promptly formulate and implement a written plan of action (the "Year 2000 Plan") to modify such System such that it is Year 2000 Complaint and the cost and expense of implementing such plan shall be included in an amendment to the Operating Budget. A copy of such plan of action shall be delivered to Owner within ten (10) business days after completion of the preparation of such Year 2000 Plan. Manager shall cause the implementation of the Year 2000 Plan in accordance with the Budget to correct any nonperformance, error or defect in a timely manner that is commensurate with the nature of harm caused or potentially caused by the nonperformance, error or defect, and shall deliver written evidence of the completion of the correction to Owner not later than sixty (60) days after Manager determines that there is such a problem or Owner has apprised Manager that there is such a problem, but not later than September 1, 1999.

         D. Contingency Plan: Manager shall provide Owner with a written contingency plan to cover the failure of any one or more Systems, notwithstanding any protections Manager may have implemented.

         6.9 Unrelated Business Taxable Income. In its review process, Owner shall be responsible for making its own determination of whether an action will result in the allocation of unrelated business taxable income under Internal Revenue Code Section 512, as amended from time to time, to Owner or to any direct or indirect partner of Owner. Manager shall not be responsible for making any such determination on Owner's behalf. Manager acknowledges that Owner has informed Manager of certain restrictions and prohibitions on leasing arrangements that could cause Owner to recognize unrelated business taxable income. Manager will endeavor not to bring forward to Owner any transaction which contains such prohibited terms.

                                   ARTICLE 7

                                  MISCELLANEOUS

         7.1 Owner's Rights. Nothing in this Agreement shall be deemed to limit Owner's right to do anything regarding the Properties which an Owner of the Properties would otherwise be entitled to do, including but not limited to the right to enter upon the Properties, to inspect the Properties, to perform any repair or maintenance thereof, and to do anything required of Manager hereunder if Manager fails to do so in a timely manner.

         7.2 Owner's Representative. Owner may designate one (1) representative to serve as Owner's Representative in all dealings with Manager hereunder. Whenever the approval or consent or other action of Owner is called for hereunder, such approval, consent or action shall be processed through the Owner's Representative unless Owner notifies Manager otherwise in writing. The exclusive Owner's Representative shall be Alan Green at Invesco Realty Advisors, Inc. Such representative may be changed at the discretion of Owner, at any time, by a writing delivered to Manager. Notwithstanding the above, Owner's Representative is acting as Owner's investment advisor and not as Owner's agent.

         7.3 No Personal Liability.

         MANAGER, ITS DIRECTORS, SHAREHOLDERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES WILL LOOK SOLELY TO OWNER'S INTEREST IN THE PROPERTIES FOR RECOVERY OF ANY JUDGMENT AGAINST OWNER OR OWNER'S REPRESENTATIVES ARISING OUT OF THIS AGREEMENT.

         IN NO EVENT SHALL EITHER PARTY HERETO, OR ANY DIRECT OR INDIRECT PARTNER, MEMBER, SHAREHOLDER, BENEFICIARY, OWNER OR AFFILIATE THEREOF, OR ANY OFFICER, DIRECTOR, EMPLOYEE, TRUSTEE, OR AGENT OF ANY OF THE FOREGOING OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF, BE LIABLE TO ANY INDEMNIFIED PARTY IN CONTRACT, TORT OR OTHERWISE WITH RESPECT TO ANY INDIRECT, CONSEQUENTIAL, OR EXEMPLARY DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY CLOSING DOCUMENT.

         7.4 Nature of Relationship. Manager shall be responsible for all of its employees, the supervision of all persons performing services regarding the Properties, and for determining the manner of performance of all services for which Manager is responsible hereunder. Manager is an independent contractor and not an agent or employee of Owner. Nothing in this Agreement, nor any acts of the parties hereto, shall be deemed or construed by the parties hereto, or either of them, or any third party, to create the relationship of principal and agent, employer and employee, or a partnership or joint venture, between Owner and Manager.

         7.5 No Third Party Beneficiaries. Neither this Agreement nor any part thereof nor any service, relationship, or other matter alluded to herein shall inure to the benefit of any third party, to any trustee in bankruptcy, to any assignee for the benefit of creditors, to any receiver by reason of insolvency, to any other fiduciary or officer representing a bankruptcy or insolvent estate of either party, or to the creditors or claimants of such an estate. Without limiting the generality of the foregoing sentence, it is specifically understood and agreed that insolvency or bankruptcy of either Owner or Manager shall at the option of the other void all rights of such insolvent or bankrupt party hereunder (or so many of such rights as the other party shall elect to void).

         7.6 Notices. Except as provided in Paragraph 4.2D as to emergencies, all notices and communications required or permitted hereunder shall be in writing and shall be: (i) personally delivered; (ii) delivered by overnight courier; (iii) delivered by facsimile (provided to be effective such notice must also be given by another method set forth herein); (iv) or sent by registered or certified mail, return receipt requested, addressed as follows:

         If mailed or personally         Brandywine Industrial Partnership, L.P.
         delivered to Owner:             c/o INVESCO Realty Advisors
                                         One Lincoln Centre, Suite 700
                                         5400 LBJ Freeway, LB-2
                                         Dallas, TX 75240
                                         Attn:  Alan Green
                                                  Asset Manager
                                         Fax Number:  972/715-5816

         with a duplicate original
         mailed or personally delivered Same As Above to Owner's Representative:

         If mailed or personally
         delivered to Manager:           Brandywine Realty Services Corporation
                                         14 Campus Drive, Suite 100
                                         Newtown Square, PA  19073
                                         John M. Adderly, Jr.
                                         Fax Number:   610-325-5622

         With a copy delivered to:       Brandywine Realty Services Corporation
                                         14 Campus Drive, Suite 100
                                         Newtown Square, PA  19073
                                         Attn:  General Counsel

or to such address as either party may from time to time specify by notice to the other. Notices shall be deemed to be received and, therefore, effective on the date of receipt if personally delivered, delivered by overnight courier, or delivered by facsimile or, if sent by registered or certified mail, on the third
(3rd) day after the date the notice is mailed.

         7.7 Amendments. This Agreement may not be amended except by further agreement in writing executed by each party to be bound thereby.

         7.8 Exhibits. All exhibits or addenda to this Agreement are intended to be attached to this Agreement and, whether or not so attached, are incorporated herein by reference as if set forth in full.

         7.9 Laws. The term "laws" as used in this Agreement means all applicable constitutional provisions, statutes, ordinances, codes, and rules and regulations of any governmental body having jurisdiction over any of the Properties, the parties, or this Agreement.

         7.10 No Implied Waivers. No failure or delay by either party in exercising any right or remedy under this Agreement and no course of dealing between Owner and Manager shall operate as a waiver of any such right or remedy nor shall any single or partial exercise of any right or remedy by either party under this Agreement preclude any other or further exercise of such right or remedy. The rights and remedies available to each party are cumulative and not exclusive of any other rights and remedies provided by law or equity.

         7.11 Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws. However, if any provision of this Agreement is invalid under any applicable law, such provision shall be ineffective only to the extent of such invalidity without invalidating the remaining provisions of this Agreement and, to the fullest extent possible, this instrument shall be interpreted so as to give effect to the stated written intent of the parties.

         7.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State where the Properties are located and the laws of the United States applicable to transactions in such State.

         7.13 Confidentiality. All information and knowledge of the Properties and Owner's systems and databases obtained by Manager from Owner or in the course of Manager's engagement by Owner (the "Information") shall be kept confidential by Manager and shall not be used by Manager for any purpose (including, without limitation, the marketing, sale, or release thereof) other than as expressly permitted under this Agreement. Manager will not disclose the Information (or the fact of its existence) to any person other than employees of Manager who have a need to know such information in connection with the Properties and who are familiar with these confidentiality restrictions.

         7.14 Benefit and Assignment. This Agreement shall be binding upon Owner and Manager and their respective successors and assigns and shall inure to the benefit of Owner, its successors and assigns. Manager may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Owner, which may be withheld without cause in Owner's sole discretion and any such assignment without Owner's prior consent shall be void and of no effect. A corporate merger or acquisition of Manager shall not constitute an assignment provided that the resulting entity is still an affiliate of the Brandywine affiliates which own an interest in Owner.

         7.15 Headings. The captions and headings in this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

         7.16 Counterparts. This Agreement may be executed in any number of counterparts and each shall be considered an original and together they shall constitute one Agreement.

         7.17 Entire Agreement. This Agreement sets forth the entire Agreement and understanding between the parties regarding the subject matter of this Agreement and supersedes all prior agreements and understandings.

         7.18 Policy Respecting Business Ethics. Owner is committed to the highest standard of ethics in its business activities and has a policy respecting the actions of all of its employees in connection therewith. Owner requires that such policy apply, to the extent appropriate, to consultants performing work on its behalf. A statement of such policy is contained in Exhibit F attached hereto ("the Policy"). Manager agrees to comply with terms of the Policy and further agrees that any breach of such terms shall constitute a breach of this Agreement.

         7.19 Prevailing Party. In the event of any dispute between the parties which results in litigation, the prevailing party in such litigation shall be entitled to attorney's fees from the other party.



         EXECUTED to be effective as of the date first entered above.

         OWNER:                                     MANAGER:
BRANDYWINE INDUSTRIAL.                   BRANDYWINE REALTY SERVICES
PARTNERSHIP, L.P.                        CORPORATION

By:                                      By:  /s/ Gerard H. Sweeney
   ----------------------------------       ----------------------------------

Name:                                    Name:    Gerard H. Sweeney
     --------------------------------         --------------------------------

Title:                                   Title:   President and CEO
      -------------------------------          -------------------------------

                                    EXHIBIT A

                           SCHEDULE OF THE PROPERTIES


2250 Cabot Boulevard

650 Clark Avenue

201/221 Kings Manor

741 Third Avenue

820 Third Avenue

780 Third Avenue

7055 Ambassador Drive

6670 Grant Way

6690 Grant Way

6755 Snowdrift Road

6845 Snowdrift Road

7020 Snowdrift Road

6810 Tilghman Street

Highlands Business Park

International Harvester Building

4612 Navistar Drive

1510 Gehman Road

                                    EXHIBIT B
                                    ---------

                      GUIDELINES FOR SHORT-TERM INVESTMENT
                                OF OWNER'S FUNDS
                      ------------------------------------


To assist the Manager in carrying out its duty of maximizing all potential revenue to Owner and minimizing expenses and losses to Owner according to Articles 2.1 and 2.6 of the Management Agreement, the following guidelines will be followed for short-term investment of Owner's funds.

1. The investment objective of short-term investments is to produce a return that equates to prevailing short-term rates commensurate with the duration and quality of the investment specified below.

2. All idle funds of the Properties shall be invested in short-term investment vehicles as provided below.

3. Acceptable Money market investments shall include:

   a. Money Market Rate Checking/Savings Depository Accounts, Certificates of deposit, banker's acceptances, and time deposits of banks with a minimum of $1.5 billion capitalization and that have a quality rated A or better by Moody's or Standard and Poor's,

   b. Commercial paper provided it, or the guarantor, is rated A1 or P1,

   c. Money market mutual finds that are SEC registered 2(a)-7 and AAA rated by Moody's and Standard and Poor's and are collateralized with U.S. Treasuries or agency securities or are secured by repurchase agreements and whose investments guidelines are substantially equivalent to and are consistent with the Owner's overall short-term investment criteria.

   d. The short-term investment of Owner's funds by any Manager shall be suitably diversified as to assets and accounts so that an adversity affecting a particular sector will not impact a substantial share of the total funds invested.

                                    EXHIBIT C

                  REQUIRED REPORTS AND SUPPORTING DOCUMENTATION


         (1) A profit and loss statement showing the results of operations of the Properties for the preceding reporting period and for the fiscal/calendar year to date;

         (2) a balance sheet of the Properties as of the end of the preceding reporting period;

         (3) a variance report describing the reason for each account line item variance that meets or exceeds ten percent (10%) and $1,000, unless otherwise designated by Owner, whether such variance is negative or positive;

         (4) a calculation of the management fee;

         (5) an owner's statement in a format to be supplied by Owner showing collections, uncollectible items and charges;

         (6) a general ledger;

         (7) a cash receipts and disbursement journal;

         (8) copies of adjusting entries;

         (9) copies of all invoices indicating date paid, amount paid, and check number, (as requested);

         (10) all original bank statements and bank reconciliations;

         (11) an aged schedule of delinquent accounts receivable by tenant and type of charge;

         (12) a list of unpaid bills and accrued expenses;

         (13) time sheets for roving maintenance personnel and the payroll list showing the occupation of and wages paid to applicable roving maintenance personnel, if any, and to all on-site employees hired by Manager for the purpose of performing its duties under this Agreement, (as requested);

         (14) an explanation of tenant credits;

         (15) a list of security deposits with an indication of any changes thereto since last month's report and a security deposit account reconciliation if such deposits are retained in a separate bank account;

         (16) a construction report, if applicable;

         (17) the current rent roll and tenant summary;

         (18) a marketing and leasing report including among other things a vacancy report and lease expiration report and a calculation of leasing fees and a summary of each new lease that includes the lease term, rental rate, expense reimbursement information, rental incentives, options, CPI increases, security deposit, and any other pertinent information; and

         (19) any other statements for the Properties reasonably requested by Owner.

                                    EXHIBIT D
                                    ---------

               TABLE OF CONTENTS TO OWNER'S REQUIRED BUDGET FORMAT
               ---------------------------------------------------

                                   EXHIBIT E
                                   ---------

                   SCHEDULE OF BASE MANAGEMENT FEE PERCENTAGES
                   -------------------------------------------


Existing Leases:

         Single Tenant Properties - 1%


         Multi-Tenant Properties - 3%


New Leases:


         Single Tenant Properties - 1%, except that if the tenant is responsible for a higher management fee on a pass-through basis, then such higher amount


         Multi-Tenant Properties - 3%

                                    EXHIBIT F
                                    ---------

                      ETHICS POLICY RESPECTING CONSULTANTS
                      ------------------------------------


Owner has always had a commitment to the highest ethical and moral standards. Its business is based on trust and a reputation for fair and honest dealing. Owner has a formal ethics policy which governs the activities of its directors, officers and employees. As Owner expands and diversifies, its interests are frequently served by consultants who perform a variety of tasks for or on Owner's behalf. It is felt that these consultants (including but not limited to Manager) should adhere to the same ethical standards as Owner's officers, directors, and employees. While it is not possible to cover every conceivable circumstance which may give rise to ethical questions, nor to mandate high standards of morality and business behavior, certain basic tenets of Owner's policy can be set forth for guidance in an effort to mutually nurture the business climate Owner expects. These are as follows:

         - No payments, loans, employment or promises of employment, investment opportunities, vacation trips, gifts or entertainment (other than entertainment conforming to generally accepted business practices or gifts of nominal value not reasonably calculated to influence a decision, in an amount not to exceed $100) may be offered to or accepted by any director, officer, or employee of Owner, Owner's Representative, or Manager, or a relative of such a person as a condition of the initial or continued employment of a consultant working for Owner.

         - No payments, loans, employment or promises of employment, investment opportunities, vacation trips, gifts or entertainment (other than entertainment conforming to generally accepted business practices or gifts of nominal value not reasonably calculated to influence a decision, in an amount not to exceed $100) may be offered to or accepted by any government official or a relative of such official with whom a consultant must deal in connection with any activity being performed by Owner.

         - No consultant may employ or recommend any party for work in connection with a project or development of Owner where the party's compensation is to be paid by Owner or reimbursed directly by Owner, on the basis of any kickback payment or fee sharing arrangement, nor may a consultant employ or recommend any such party, if that consultant has any ownership interest in or has a relationship as a debtor or creditor with that party without Owner's written consent.

         - No consultant may make any loan, donation, contribution, or payment to a political party, candidate, or political action committee or for any activity which is sponsored by or for a political party, candidate or political action committee, for or on behalf of Owner or any project or development in which it is engaged nor shall a consultant reimburse any individual who does. (Nothing contained in this tenet shall prohibit a consultant from taking any of the above actions in his, her or its name, provided that the action is exclusively for the consultant's benefit and is not an indirect means of accomplishing one of the prohibited actions).

         - No consultant shall use or appropriate materials, property, equipment, systems and procedures (if proprietary in nature) owned or to be acquired by Owner for their own personal financial gain except to the extent necessary for the performance of their duties for Owner.

         - No consultant shall use or appropriate information about Owner's clients, tenants, customers, borrowers, or employees for any purpose whatsoever without Owner's prior written consent.

         - No consultant shall engage in any activity or conduct in connection with an Owner project or development which improperly reduces or eliminates competition, nor shall any sales, purchases or rental of materials, services, or property for, on, or with respect to an Owner project or development be made on the basis of tying such sale, purchase, or rental to any service or product to Owner or the consultant, or on the basis of a reciprocal arrangement with Owner or the consultant.

         - No consultant is expected to engage in any conduct which is unlawful or improper by conventional standards, whether or not requested to do so by anyone employed by or working for Owner in some other capacity, in any work done for Owner on any project or development.

         - No consultant shall use information which is not publicly known and is gained as a result of consultant's work for Owner, for its own personal financial gain or that of others with whom the consultant has any relationship, and shall comply with respect to all federal and state statutes respecting trading in the securities of entities having a relation to an Owner development or project as a result of confidential information gained while working for Owner.

                                    EXHIBIT G
                                    ---------

                          SIGNATURE BLOCK FOR CONTRACTS
                          -----------------------------




                                 BRANDYWINE REALTY SERVICES
                                 CORPORATION


                                 By:
                                    -------------------------------------------
                                    As property manager of [insert name of
                                    Property]

                                      G-1